Exhibit 10.41

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

WHEREAS, an employment agreement (the “Agreement”) was entered into and made effective as of May 11,1998, at Clovis, California, County of Fresno, State of California, by and between Clovis Community Bank and Daniel J. Doyle (hereinafter referred to as “Employee”); and

WHEREAS, Clovis Community Bank changed its name to Central Valley Community Bank (hereinafter referred to as “Employer” or “Bank”), effective as of  April 29, 2002; and

WHEREAS, Employer and Employee desire to amend the Agreement as set forth herein, effective as of July 17, 2002  (the “Amendment”);

For good and valuable consideration, receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

Section 1.               Amendment of Section 5 of the Agreement.  Section 5 of the Agreement is amended to add subsection (h), to read in full as follows:

(h)                                 Certain Additional Payments by the Bank:

(i)            Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section 5(h) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this section 5(h)(i), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(ii)           Subject to the provisions of section 5(h)(iii), all determinations required to be made under this section 5(h) including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm reasonably acceptable to the Employee as may be designated by the Bank (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Bank.  All fees and expenses of the Accounting Firm shall be borne solely by the Bank.  Any Gross-Up Payment, as determined pursuant to this section 5(h), shall be paid by the Bank to the Employee within five days of the later of (i) the due date for the payment of any Excise Tax; and (ii) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Bank and the Employee and the Employee shall report on his state and federal income tax returns such information as is consistent with such determination.  As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Bank exhausts its remedies pursuant to section 5(h)(iii) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee.

(iii)          The Employee shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Bank notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(A)          give the Bank any information reasonably requested by the Bank relating to such claim;

(B)           take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank;

(C)           cooperate with the Bank in good faith in order effectively to contest such claim; and

(D)          permit the Bank to participate in any proceedings relating to such claim;

provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this section 5(h)(iii), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine;

provided, however, that if the Bank directs the Employee to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The Employee shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank may have in connection to issues with respect to which a Gross-Up Payment would be payable hereunder without prior consent to the Bank.

(iv)          If, after the receipt by the Employee of an amount advanced by the Bank pursuant to section 5(h)(iii),  the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Bank’s complying with the requirements of section 5(h)(iii)) promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Employee of an amount advanced by the Bank pursuant to section 5(h)(iii), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Bank does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 2.               References.  Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement”, and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

Section 3.               No other Amendments or Changes.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Section 4.               Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

Executed this _17  day of _July, 2002, at Clovis, California.

EMPLOYER:	CENTRAL VALLEY COMMUNITY BANK

	BY:	/s/ Daniel N. Cunningham
Daniel N. Cunningham, Chairman of the Board

EMPLOYEE:		/s/ Daniel J. Doyle
DANIEL J. DOYLE